For release: Jan. 16, 2020	Contact: Brian Dingerdissen Aqua America Inc. Investor Relations O: 610.645.1191 BJDingerdissen@AquaAmerica.com

Dan Lockwood Aqua America Inc. Communications and Marketing O: 610.645.1157 DMLockwood@AquaAmerica.com

Aqua America announces new name and executive leadership team ahead of Peoples closing

Company also names presidents of gas and water utilities

BRYN MAWR, Pa. – Aqua America Inc. (NYSE: WTR) announced today its new company name, Essential Utilities, Inc. (“Essential”) that will take effect on Monday, Feb. 3. In addition, the company is also announcing the members of the executive leadership team that will report to Chairman and CEO Christopher Franklin. The announcement comes after the Peoples acquisition received regulatory approval at the Pennsylvania Public Utility Commission’s January 16 meeting.

In October 2018, Aqua announced it would acquire Peoples, a Pittsburgh based natural gas distribution company, in an all-cash transaction that reflects an enterprise value of $4.275 billion. The acquisition marks the creation of a new infrastructure company uniquely positioned to have a powerful impact on improving infrastructure reliability, quality of life and economic prosperity in the areas it serves.

Effective at the close of the transaction, Peoples will become a subsidiary of Essential, with the company tagline “Providing natural resources for life.” Essential’s common stock will begin trading under the NYSE ticker symbol (WTRG) on Feb. 3.

Essential will provide a unique combination of experienced regulated utility companies that offers essential services to customers and a unique investment opportunity for shareholders.

“The team has gone through an extensive exercise to explore our purpose and promise for our customers and communities, employees and shareholders, and Essential captured the essence what we aim to be for our stakeholders,” Franklin said. “Water and natural gas are vital services that play an important role in sustaining and enhancing life. As stewards of these services, we have a responsibility to protect the public and our employees through operational excellence and integrity in all we do.”

The Company and Peoples are committed to continuing to provide exceptional service to their customers. The companies’ existing websites will still serve customers’ information and transactional needs. There are no immediate plans to rebrand these operating companies. The Company’s headquarters will remain in Bryn Mawr, Pennsylvania, and Peoples will remain in Pittsburgh.

There will be no need for the Company’s shareholders to exchange stock certificates in connection with the corporate name change.

More information will be available at www.essential.co. The new website will be live on Feb. 3.

Essential Executive Leadership Team

Aqua also announced the Essential executive leadership team that will report to Franklin at the close of the Peoples transaction:

•	Richard Fox, executive vice president, chief operating officer
•	Christopher Luning, executive vice president, general counsel
•	Matthew Rhodes, executive vice president, strategy and corporate development
•	Daniel Schuller, executive vice president, chief financial officer
•	Ruth DeLost-Wylie, senior vice president, business transformation
•	Susan Haindl, senior vice president, chief administrative officer
•	Christina Kelly, senior vice president, chief human resources officer
•	Brian Dingerdissen, vice president, chief of staff, investor relations and communications
•	Kimberly Joyce, vice president, regulatory and government affairs

“These individuals are proven leaders in their areas of expertise, staunchly committed to the success of our company’s mission. The team has my full confidence and includes those who I most trust and rely on to deliver exceptional customer and employee experience and shareholder value,” Franklin said.

In addition, Joseph Gregorini, currently Peoples chief operating officer, will lead the natural gas utilities for all states as president and Colleen Arnold, currently Aqua’s deputy chief operating officer, will lead the water and wastewater utilities for all states as president.

Both operating company presidents will report to Fox, who noted, “Joe and Colleen are experienced leaders and utility professionals. They are well-prepared for these new assignments and we’re fortunate to have such strong and experienced executives to guide our utilities into this exciting phase of our combined companies’ history.”

DeLost-Wylie, currently SVP, chief administrative officer and chief information officer at Peoples, will lead the implementation of enterprise application SAP across the entire corporate platform as SVP of business transformation.

According to Franklin, “Ruth has already led the successful implementation of SAP across the Peoples platform and I am confident that she has the leadership and technical skills to lead us through the transformative, company-wide project. She has our full confidence.”

About Aqua America

Aqua America is the second-largest publicly traded water utility based in the U.S. and serves over 3 million people in Pennsylvania, Ohio, North Carolina, Illinois, Texas, New Jersey, Indiana and Virginia. Aqua America is listed on the New York Stock Exchange under the ticker symbol WTR. Visit www.AquaAmerica.com for more information and follow Aqua on social @MyAquaAmerica.

About Peoples
Peoples is a natural gas provider serving approximately 740,000 homes and businesses in Western Pennsylvania, West Virginia and Kentucky. The company’s mission is to improve the lives of its customers and to help build long-term economic growth for the regions it serves. For more information about Peoples, visit www.Peoples-gas.com and follow Peoples on social media @peoplesnatgas.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, but are not limited to statements relating to the business and leadership team following the acquisition of Peoples. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including the factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which is filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with The Company’s business, please refer to the Company’s annual, quarterly and other SEC filings. The Company is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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